IRADIMED CORPORATION Names Leslie McDonnell as President and
Chief Executive Officer

Winter Springs, Florida, July 29, 2019 – IRadimed Corporation (NASDAQ: IRMD) announced today that its Board of Directors unanimously appointed Leslie McDonnell, to succeed Roger Susi as President and Chief Executive Officer. Mr. Susi will step down as President and CEO on August 19, 2019 after leading the Company since its founding 27 ago. Mr. Susi will remain highly engaged with the company by continuing as its Chairman and in the new position of Chief Technology Officer. Ms. McDonnell was also elected to the Board of Directors effective August 19, 2019.

Under Mr. Susi’s leadership, IRadimed has achieved many milestones:

●	Developed and commercialized the world’s first and only non-magnetic MRI compatible IV infusion pump
●	Completed a successful initial public offering in July 2014
●	Increased revenue from $7.7 million in 2012 to $30.4 million in 2018, a compound annual growth rate of nearly 26%

“Founding and growing IRadimed with the purpose of improving patient care has been an incredible experience and I am proud of everyone that has been involved. I am truly excited about the future of IRadimed and look forward to my continued engagement focusing solely on engineering and the development of our new products that are aimed at fueling our continued organic growth,” said Susi.

“After a rigorous selection process, the Board and I believe that Leslie is the perfect person to lead the company through our next growth phase. She is a dynamic leader with deep industry experience and a strong strategic vision,” said Susi.

Ms. McDonnell is a healthcare business executive with extensive global experience in medical devices, supplies and equipment. Prior to her appointment as IRadimed’s President and CEO, Ms. McDonnell, 46, served as Vice President and General Manager of the Newborn Care business unit at Natus Medical. Prior to joining Natus Medical, she was Global Business Vice President for the Critical & Chronic Care Solutions Division of 3M Healthcare. Ms. McDonnell also held senior leadership positions at Medtronic in corporate M&A, business development, new therapy and product development, and marketing and business management. She earned a Bachelor of Science in Business and a Masters of Business Administration as an International Business Fellow from the Carlson School of Management at the University of Minnesota.

“IRadimed is a true pioneer in non-magnetic MRI compatible products. I am honored to have been chosen to lead this company. I believe deeply in the future of IRadimed and the opportunity to expand its positive impacts on patient care,” said McDonnell.

About IRadimed Corporation

IRadimed Corporation is a leader in the development of innovative magnetic resonance imaging (“MRI”) compatible medical devices. We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRadimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRadimed 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRadimed 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRadimed 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive and maintain regulatory clearance for new and existing products; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions by or requests from the FDA; our significant reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

For more information please visit www.iradimed.com.

Media Contact:
Chris Scott
Chief Financial Officer
IRadimed Corporation
(407) 677-8022
InvestorRelations@iradimed.com